Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is effective as of January 1, 2025 (the “Effective Date”), by and between M. McDonald Armstrong (the “Executive”) and Palomar Holdings, Inc. (the “Company”). Each of the Company and Executive are a “Party” and, collectively, they are the “Parties.”

RECITALS

WHEREAS, the Company desires to continue to employ Executive pursuant to the terms of this Agreement, and Executive desires to continue to provide personal services to the Company in return for certain compensation under this Agreement; and

WHEREAS, the Parties desire and intend that, as of the Effective Date, this Agreement supersede any and all prior employment agreement and understandings between Executive and the Company or any of its or their subsidiaries (which collectively or singularly, as the context requires, is referred to as the “Company Group”), or any predecessor to the Company Group, including but not limited to that Executive Employment Agreement dated July 15, 2021 by and between Executive and the Company (the “First Executive Employment Agreement”) and to provide for the employment of Executive upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree to the following:

1.            Employment by the Company.

1.1      Position. Subject to the terms set forth herein, the Company agrees to continue to employ Executive in the position of Chief Executive Officer, and Executive hereby accepts such continued employment. This is a full-time, exempt position. During the term of this Agreement and for as long as Executive serves in the position of Chief Executive Officer, the Company’s Board of Directors (the “Board”) shall continue to nominate Executive to serve as a member of the Board. Upon termination of Executive’s employment for any reason, Executive shall concurrently resign his Board seat and title as Chairman of the Board. Executive shall recuse himself from all Board matters directly relating to Executive in his individual capacity, but such recusal shall not apply to matters that relate to the Company’s plans, programs, policies or practices generally even if such plans, programs, policies or practices impact Executive’s employment or compensation terms, unless a conflict of interest exists.

1.2         Duties.

(a)    Executive will report directly and exclusively to the Board. Executive shall faithfully perform all duties reasonably related to the position or positions held by Executive, including but not limited to all duties set forth in this Agreement and/or in the Bylaws or operating agreement, as applicable, of the Company Group related to the position or positions held by Executive and all additional duties and authority as are reasonably assigned to Executive, from time to time, by the Board.

(b)    Executive agrees that, while employed by the Company, Executive will devote substantially all of Executive’s full business time and Executive’s best efforts and business judgment to the advancement of the business interests of the Company Group and to the discharge of Executive’s duties and responsibilities for them. Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would create a conflict of interest with the Company, except that Executive may (i) serve on non-for-profit boards, as an advisor to, and as a member of the boards of directors (and/or similar governing bodies) of non-competitive private or public companies, provided that Executive discloses any such activity prior to its commencement, (ii) volunteer service in various civic and charitable activities, (iii) manage his personal, passive investments (provided that Executive does not hold more than a 5% interest in any other publicly traded company), and (iv) undertake such other activities as may be specifically approved in writing by the Board (which approval shall not unreasonably be withheld, conditioned or delayed), so long as such activities do not, individually or in the aggregate, interfere with the faithful performance of Executive’s duties and obligations hereunder.

(c)    Executive shall perform Executive’s duties under this Agreement principally out of the Company’s office in La Jolla, California. In addition, Executive shall make such business trips to such places as may be reasonably necessary or advisable as part of Executive’s performance of Executive’s duties for the Company Group.

1.3         Company Policies. Executive shall comply in all material respects with all policies, standards, rules, and regulations that are provided to Executive in writing, including any code of conduct, code of ethics or compliance manual, of the Company Group (a “Company Policy” or collectively, the “Company Policies”) and all applicable government laws, rules, and regulations that are now or hereafter in effect. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company Policies, this Agreement shall control.

2.           Compensation; Benefits.

2.1         Salary. Effective as of the Effective Date, the Company will pay Executive a base salary of $1,250,000 on an annualized basis, subject to review and increase (but not decrease) by the Company, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).

2.2         Bonuses. Beginning with the first Performance Period (as defined below) ending after the Effective Date, Executive shall be eligible to earn for Executive’s services to be rendered under this Agreement an annual cash bonus, targeted at 175% of Base Salary (“Target Bonus Amount”) with a maximum bonus payment of 200% of the Target Bonus Amount (i.e. 350% of Base Salary). Whether or not Executive earns any bonus will be dependent upon (a) Executive’s continuous performance of services to the Company as an employee through the date any such earned bonus is paid (except as provided below); and (b) the actual achievement by Executive and the Company of the applicable performance targets and goals set by the Compensation Committee of the Board (the “Compensation Committee”), which targets and goals shall be set by the Compensation Committee after reasonable, good-faith consultation with Executive in advance of, or within the first quarter of, each bonus year. The annual period over which performance is measured for purposes of this bonus is January 1 through December 31, unless otherwise modified by the Compensation Committee (such period, the “Performance Period”). The Compensation Committee will determine in good faith the extent to which Executive and the Company have achieved the performance goals upon which the bonus is based and the amount of the bonus. Any bonus shall be subject to the terms of any applicable incentive compensation plan adopted by the Company. Any bonus, if earned, will be paid to Executive subject to standard federal and state payroll withholding requirements within the time period set forth in the incentive compensation plan, or if no such time period was established, in the year following the applicable Performance Period, at the same time and under the same terms and conditions as other employees of the Company who are bonus-eligible, which will generally occur within thirty (30) days after the Company’s receipt of its audited financial statements for the applicable Performance Period.

2.3         Equity.

(a)    Executive currently holds certain Performance Stock Units (“PSUs”, and those that Executive currently holds, “Existing PSUs”), and Restricted Stock Units (“RSUs”) (as such terms are defined in the Plan) pursuant and subject to the Palomar Holdings, Inc. 2019 Equity Incentive Plan, as amended from time to time (the “Plan”) and the related Award Agreements (as defined in the Plan). For the avoidance of doubt, PSUs and RSUs shall be collectively referred to herein as the “Existing Awards” and shall be subject to the terms and conditions set forth in the applicable award agreements, except as set forth herein.

(b)    Notwithstanding anything to the contrary in any document, all then-outstanding equity and other long-term incentive awards (including, without limitation, any PSUs (including Existing PSUs but excluding any PSUs that vest on the basis of achieving a specified stock price target) that Executive holds as of immediately prior to a Change in Control shall become fully vested and exercisable (as applicable) immediately prior to the closing date of a Change in Control (as defined in the Plan) to the extent that such awards are neither assumed or continued by the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”) in connection with such Change in Control; provided that any applicable performance-based awards shall be deemed earned at either of the following applicable levels of achievement: (i) performance-based awards as to which the performance period has ended prior to the date of the Change in Control shall be deemed earned at actual performance levels; and (ii) performance-based awards to which the performance period has not ended prior to the date of the Change in Control shall be deemed earned at the greater of target performance levels and actual performance levels through the date of the Change in Control (the applicable deemed level of achievement described in clause (i) or (ii), the “Deemed Performance Level”).

2.4         Long Term Incentives.

(a)    Effective as of calendar year 2025 and for each calendar year of the Term thereafter, Executive shall, subject to the approval of the Compensation Committee, be eligible to receive an annual long-term incentive compensation award (“LTI Award”) with a target value on the applicable grant date of 300% of Base Salary, as calculated based on the grant date fair value of such equity awards as used by the Company for financial reporting purposes. The applicable form of LTI Award (whether options, RSUs or PSUs, or any other form of equity award permitted by the Plan) and other terms of such LTI Award will be determined by the Board in its sole discretion. Any granted LTI Award shall (i) be granted under and subject to the terms of the Plan and the award agreement applicable to such LTI Award, and (ii) be subject to vesting as such other terms for such LTI Award as determined by the Board in its sole discretion and as set forth in the award agreement applicable to such LTI Award.

(b)    In the event of Executive’s resignation from employment with the Company at or following the end of the Initial Term (or at any earlier time as agreed to in writing with the Board), any then-unvested PSUs and RSUs that have been granted to Executive through the Initial Term (the “Unvested Equity”) shall continue to vest following such resignation, subject to Executive continuing to provide uninterrupted services to the Company as a member of the Board and/or as a consultant (the “Consulting Arrangement”). The terms of the Consulting Arrangement shall be agreed upon by the Parties in writing in connection with Executive’s resignation date; provided that, in no event shall the Consulting Agreement prohibit Executive from providing consulting services to or sitting on the board of other businesses, companies or entities, in each case, that are not affiliated with the Company, so long as such activities do not do not, individually or in the aggregate, interfere in any material respect with the faithful performance of Executive’s duties and obligations under the Consulting Arrangement. For the avoidance of doubt, if no agreement is reached and no Consulting Arrangement is entered into by the Parties, all Unvested Equity shall lapse as of Executive’s resignation date to the extent otherwise provided by its applicable terms. For the avoidance of doubt, if Executive resigns from employment pursuant to this paragraph, Executive shall not be eligible for the Severance Benefits but shall receive the Accrued Obligations as of the Termination Date (as all such terms are defined below).

2.5         Benefits.

(a)    Executive will be eligible to participate on the same basis as other similarly situated employees of the Company in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided Executive under this Agreement (e.g., a severance pay plan). All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company Group reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

(b)    During the term of Executive’s employment and for a tail period of six years thereafter, the Company agrees that it shall provide Executive with Directors & Officers liability insurance coverage to the same extent that it provides such insurance coverage to the Board and officers. In addition, the Parties have previously entered into an Indemnification Agreement dated March 14, 2019 (the “Indemnification Agreement”), which will remain in full force and effect.

2.6         Expense Reimbursement. The Company shall reimburse Executive for all customary and appropriate business-related expenses actually incurred and documented in accordance with the Company Group’s policies as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3.           Proprietary Information, Inventions, Non-Competition and Non-Solicitation Obligations. Further to that First Executive Employment Agreement, and as a condition of his continued employment, Executive previously entered into that certain Employee Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), which remains in full force and effect.

4.           Restrictive Covenants.

4.1    No Conflict with Existing Obligations. Executive represents that Executive’s performance of all the terms of this Agreement and as an Executive of the Company do not, and will not, breach any agreement or obligation of any kind applicable to Executive, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

4.2    Non-Solicitation of Customers. Executive acknowledges that non-public information relating to Company Group’s customers and prospects (including their needs or desires with respect to the types of products or services offered by Company Group, proposals, bids, contracts and their contents, the type and quantity of products and services provided or sought to be provided) is confidential and constitutes Proprietary Information (as defined in the Proprietary Information Agreement). Accordingly, to protect such Proprietary Information and Company Group’s customer goodwill, Executive agrees that, during Executive’s employment with the Company and for a period ending twenty-four (24) months after the termination of Executive’s employment with the Company for any reason (the “Restricted Period”), Executive will not, either directly or indirectly, separately or in association with others: (a) use Proprietary Information to induce any Partner, Customer or Potential Customer to terminate, materially diminish, or materially alter in a manner harmful to the Company Group its relationship with the Company Group; (b) tortiously interfere with the Company Group’s relationship with any Partner, Customer or Potential Customer; or (c) use Proprietary Information to sell, offer, or provide any products or services to a Customer or Potential Customer that competes with any products or services offered by a Company Group entity. For purposes of this Agreement, “Customer or Potential Customer” is any person or entity who or which, at any time during the twelve (12) month period prior to the date Executive’s employment with the Company ends: (i) contracted for, was billed for, or received from a Company Group entity any of its products or services; or (ii) was solicited by a Company Group entity for the purpose of offering its products or services in an effort in which Executive was materially involved. The term “Partner” means any carrier, broker, agent, or other individual, corporation, or business entity that materially assists the Company Group in selling or offering its products or services or has entered a material formal business relationship with the Company Group for the purpose of advancing the Company Group’s business interests.

4.3    Non-Solicitation of Employees or Consultants. Executive agrees that, during the Restricted Period, Executive will not, either directly or indirectly, separately or in association with others, solicit for employment or as a consultant, or induce or attempt to persuade to terminate or significantly reduce his or her employment or consulting relationship with a Company Group entity, any person employed or engaged by a Company Group entity and any former employee, consultant or contractor of a Company Group entity employed or engaged by such entity in the preceding twelve (12) months (each a “Covered Person” and collectively, “Covered Persons”); provided, however, that general advertisements for employment and engagement of recruiting professionals, in each case, which are not specifically targeted at any Covered Person will not alone constitute a violation of this Section 4.3.

4.4    Mutual Non-Disparagement. Executive agrees not to disparage, criticize, or make any written or verbal statements that are negative, detrimental, or injurious to the Company Group, or their business, their management or their products, services or other offerings, and the Company agrees that its officers and directors shall not disparage, criticize, or make any written or verbal statements that are intentionally negative, detrimental, or injurious to Executive. Notwithstanding the foregoing, each party may make statements: (a) as required by applicable law, (b) in connection with reports of possible violations of anti-discrimination laws, labor relations laws, occupational health and safety laws, wage and hour laws, or whistleblower or securities laws to the appropriate government enforcing agency and such other disclosures that are expressly protected under such laws, or (c) in responding truthfully to inquiries from, or otherwise cooperating with, any governmental or regulatory investigation or proceeding.

4.5    Construction. Executive agrees that the restrictions contained in Section 4 of this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. In the event that a court finds any of the restrictions in Section 4 of this Agreement to be ambiguous, unenforceable, or invalid, Executive and the Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

4.6    Injunctive Relief. Executive agrees that, were Executive to breach any of the covenants contained in Section 4, the damage to the Company Group could be irreparable. Executive, therefore, agrees that the Company, in addition to any other remedies available to it, shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of those covenants. So that the Company Group may enjoy the full benefit of the covenants contained in Section 4, Executive further agree that the Restricted Period (as it relates to Section 4.2 or 4.3, as applicable) shall be tolled, and shall not run, during the period of any breach by Executive of an applicable covenant contained in Section 4.2 or 4.3. The Parties further agree that each entity within the Company Group shall have the right to enforce all of Executive’s obligations to that entity under this Agreement, including without limitation pursuant to this Section 4.

5.          Term. The initial term of this Agreement shall commence on the Effective Date and continue until January 1, 2029 (the “Initial Term”), unless terminated prior thereto by either Party as provided in this Section 5. This Agreement shall be renewed on the same terms and conditions contained herein for a term of one (1) year from the date of expiration of the Initial Term and each one-year period thereafter (each such one-year period, if any, the “Renewal Term”), except as provided below. If either Party does not wish to renew this Agreement when it expires at the end of the Initial Term or any Renewal Term, or if either Party wishes to renew this Agreement on different terms than those contained herein, such Party shall give written notice of such intent to the other Party at least ninety (90) days prior to the expiration date, and in either case, unless new terms are agreed to in writing by the expiration date, the Agreement shall end on the expiration date without payment of any entitlements other than the Accrued Obligations (if Executive initiates the non-renewal) or in accordance with Section 6.2(a) or Section 6.5, as applicable (if the Company initiates the non-renewal). Reference herein to the “Term” of this Agreement shall refer both to the Initial Term and any Renewal Term as the context requires. The Parties agree that the designation of a Term herein does not confer any rights with respect to continuation of employment by the Company for the duration of the Term or any other specified period, nor interfere with the right of the Parties to terminate this Agreement at any time as set forth in Section 6 below. The provisions of Section 6 govern the amount of compensation to be provided to Executive if his employment is terminated prior to the expiration of the Initial Term or any Renewal Term or, in the case of a non-renewal of this Agreement by the Company at the end of the Initial Term or any Renewal Term.

6.         Effect of Termination. The effective date on which Executive’s employment with the Company ends for any reason shall be referred to as the “Termination Date.” In the event Executive’s employment ends for any reason, Executive shall be entitled to the Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the Termination Date, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any equity compensation plan or award agreement, qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan. Executive’s rights to any additional compensation following a termination shall be only as set forth below.

6.1          Termination by the Company for Cause.

(a)    The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 8.1 of this Agreement. For purposes of this Agreement, “Cause” for termination shall mean Executive has engaged in any of the following: (i) Executive’s refusal or failure to perform (other than by reason of Disability), or Executive’s gross negligence in the performance of Executive’s duties and responsibilities to the Company Group, or Executive’s refusal or failure to follow or carry out any reasonable direction of the Board, which refusal, failure or gross negligence, if susceptible of cure, remains uncured or continues or recurs ten (10) days after written notice from the Company specifying in reasonable detail the nature of such breach, (ii) Executive’s material breach of any policy of the Company Group or any provision of any agreement to which Executive and a member of the Company Group are party, which breach, if susceptible of cure, remains uncured or continues or recurs ten (10) days after written notice from the Company specifying in reasonable detail the nature of such breach (provided that any material breach of any of the terms of the Proprietary Information Agreement or Sections 4.2 or 4.3 of this Agreement shall be deemed not susceptible of cure), (iii) commission by Executive of an act of fraud, embezzlement or theft against the Company (it being understood that immaterial use of Company supplies or property for personal purposes shall not be regarded as fraud, embezzlement or theft); (iv)  conviction, or plea of nolo contendere by Executive, of any felony or any other crime involving dishonesty or moral turpitude (but excluding all driving offenses); and (v) any other conduct that involves a breach of fiduciary obligation or otherwise could reasonably be expected to have a material adverse effect upon the business, interests or reputation of the Company Group, which breach, if susceptible of cure, remains uncured or continues or recurs ten (10) days after written notice from the Company specifying in reasonable detail the nature of such breach; (vi) Executive being prohibited by law or any order from any regulatory body or governmental body from being an employee or director of any company, firm or entity; or (vii) Executive’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Board to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. Notwithstanding anything herein to the contrary, Executive’s employment shall not be treated as a termination for Cause unless the Company has provided Executive with a written notice in accordance with Section 8.1 specifying in reasonable detail the nature of the facts and circumstances alleged to give rise to Cause and, within ten (10) days of receipt of such notice, and only to the extent that the facts and circumstances would be curable as determined by the Board in good faith, Executive has a reasonable opportunity to be heard by the Board regarding such facts and circumstances (with his legal counsel present, if so elected by Executive). If following such hearing the Board determines that the facts and circumstances do give rise to Cause, Executive shall be terminated immediately.

(b)    In the event Executive’s employment is terminated at any time for Cause, Executive will not receive any severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.2          Termination by the Company Without Cause.

(a)         The Company shall have the right to terminate Executive’s employment with the Company without Cause pursuant to this Section 6.2 at any time by giving notice as described in Section 8.1 of this Agreement. In the event the Company declines to renew the Term or Executive resigns for Good Reason pursuant to Section 6.3(b) below, such events shall constitute a termination without Cause for purposes of receiving the Severance Benefits described in Section 6.2(b). In the event Executive declines to renew the Term or either party terminates pursuant to Section 6.4 below or the Company transfers Executive’s employment from the Company to another member of the Company Group and assigns this Agreement to such Company Group member, such events shall not constitute a termination without Cause.

(b)        If the Company terminates Executive’s employment without Cause, then Executive shall be entitled to receive the Accrued Obligations and, subject to Executive’s compliance with the material obligations in Section 6.2(c) below (provided that Executive will not be considered non-compliant unless Executive has received written notice of such non-compliance and at least ten (10) days to cure such non-compliance), Executive shall be eligible to receive, and the Company will provide to Executive (or his legal representative or beneficiaries, as applicable) the severance benefits described below, subject, in each case, to all applicable withholdings and deductions (collectively, the “Severance Benefits”):

(i)    (A) a severance payment equal to 200% of the sum of Executive’s annual Base Salary and Target Bonus Amount (in either case, not taking into account any reduction or series of reductions that would give rise to Good Reason) under Sections 2.1 and 2.2 hereof for the calendar year in which the Termination Date occurs, and payable in equal installments on the Company’s regularly scheduled payroll dates over a period of twenty-four (24) months (the “Severance Period”), beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined in Section 6.2(c) below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter; (B) an amount equal to the unpaid (if any) annual cash bonus that Executive would have earned pursuant to Section 2.2 with respect to any completed Performance Period that ended prior to the Termination Date but for the employment requirement set forth in Section 2.2, which amount shall be paid on the Company’s first regularly scheduled payroll date following the Release Effective Date; (C) with respect to the Performance Period in which the Termination Date falls, an amount equal to the annual cash bonus amount that Executive would have earned based on actual performance during such Performance Period (but treating all individual performance factors as achieved at target levels through the Termination Date) pursuant to Section 2.2 pro-rated to reflect the number of days in such Performance Period during which Executive was employed by the Company Group over the total number of days in such Performance Period, which amount shall be paid at the time set forth in Section 2.2 or, if later, on the Company’s regularly scheduled payroll date following the Release Effective Date; and (D) payments equal, on an after-tax basis, to the monthly premium cost to continue health coverage pursuant to Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for Executive and Executive’s eligible dependents in the same amount as if Executive were an active employee of the Company, provided that Employee is eligible for and timely elects COBRA coverage and pays Executive’s share of the premium cost, which payments shall continue until the earliest of (x) the expiration of the Severance Period, (y) the date Executive is no longer eligible to receive continuation health coverage under COBRA, or (z) the date Executive becomes eligible for health coverage with a new employer (such payments described in Section 6.2(b)(i)(A), Section 6.2(b)(i)(B), Section 6.2(b)(i)(C) and Section 6.2(b)(i)(D), collectively the “Severance Pay”); and

(ii)    Accelerate the vesting of the number of then-unvested shares or units subject to the Existing Awards and all of Executive’s other stock or other long-term incentive awards (including the Existing PSUs) that would have vested during the twelve- (12-) month period following the Termination Date had Executive remained employed by the Company through such date; provided that performance-based grants (including the Existing PSUs) will continue to be subject to satisfaction of actual performance during such continuation period.

(c)          Executive shall be entitled to the Severance Benefits pursuant to Section 6.2(b) of this Agreement if: (i) Executive signs and delivers to the Company an effective, general release of claims in favor of the Company in a form agreed to by the Parties, and will include customary carveouts for accrued and vested compensation and benefits, rights to equity and other long-term incentive awards that has vested or remains eligible to vest by its terms, rights pertaining to indemnification, D&O insurance coverage and advancement of expenses, in each case, to the extent applicable and will include no new restrictive covenants other than those ordinarily included in the Company’s general form of release for similarly situated employees, such as covenants related to non-disparagement, nondisclosure, confidentiality and cooperation (the “Release”), by the 60th day following the Termination Date or such earlier date as set forth in the Release, which cannot be revoked in whole or part (if applicable) by such date or such earlier date as set forth in the Release (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) if Executive holds any other positions with the Company Group, Executive resigns such position(s) to be effective no later than the Termination Date (or such other date as requested by the Board in writing), unless otherwise agreed by Executive and the Company in writing (including, without limitation, under a Consulting Arrangement); (iii) Executive returns all Company property, with all data stored on any electronic devices intact (except as is not within the reasonable control of Executive); (iv) Executive complies with all material post-termination obligations under this Agreement; and (v) Executive complies with the material terms of the Release, including without limitation the non-disparagement and confidentiality provisions contained in the Release (in each case, Executive will not be considered non-compliant unless Executive has received written notice of such non-compliance and at least thirty (30) days to cure such non-compliance). To the extent that the Severance Pay is deferred compensation under Section 409A of the Code, and is not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the Severance Pay will not be made or begin until the later calendar year.

(d)    Any Severance Benefits provided to Executive pursuant to this Agreement are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program (excluding, however, any Accrued Obligations).

(e)    Any damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, if the Executive executes and does not revoke the Release, the Executive thereby agrees that the Severance Benefits for which Executive is eligible pursuant to Section 6.2(b) above in exchange for the Release is agreed to by the Parties as liquidated damages, to serve as full compensation, and not a penalty.

6.3         Resignation by Executive; Resignation by Executive for Good Reason.

(a)    Executive may resign without Good Reason from Executive’s employment with the Company by providing written notice to the Company as described in Section 8.1 at least six (6) months in advance of the Termination Date. The Board may elect to waive such notice period or any portion thereof by providing payment of regular Base Salary for the period so waived. In the event Executive resigns without Good Reason from Executive’s employment with the Company, Executive will not receive the Severance Benefits or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

(b)    Executive may terminate his employment with the Company for Good Reason (as defined below) by (i) providing written notice thereof as described in Section 8.1 to the Company no later than ninety (90) days following the occurrence of the condition giving rise to Good Reason, which notice shall set forth in reasonable detail the nature of the facts and circumstances which constitute Good Reason, (ii) providing the Company a period of thirty (30) days after receipt of such resignation notice to remedy the condition which constitutes Good Reason and (iii) terminating his employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition. For purposes of this Agreement, “Good Reason” shall mean, in each case, without Executive’s written consent, (i) a material diminution in Executive’s title, authority, duties or responsibilities as indicated herein, or any requirement that Executive report to any person or group of persons other than directly and exclusively to the Board or an authorized committee thereof, (ii) a material diminution in Executive’s Base Salary or Target Bonus Amount, (iii) a requirement that Executive relocate Executive’s principal place of employment to a location more than twenty-five (25) miles from Executive’s then-current principal place of employment immediately prior to such relocation, (iv) a material breach by the Company of this Agreement or any other written agreement between Executive and the Company Group; or (v) the Company’s failure to obtain a written assumption of this Agreement by the Acquiror prior to the closing date of a Change in Control, unless Executive has entered into a new offer letter or employment agreement with the Acquiror.

(c)    In the event Executive resigns from Executive’s employment for Good Reason, then subject to Executive’s compliance in all material respects with the obligations in Section 6.2(c) above, Executive shall be eligible to receive the Severance Benefits as described in Section 6.2(b)(i)-(iii) and on the same terms and conditions set forth in Section 6.2(c) and Section 6.2(d) as if Executive had been terminated by the Company without Cause.

(d)    Any damages caused by Executive’s resignation for Good Reason would be difficult to ascertain; therefore, if the Executive executes and does not revoke the Release, the Executive thereby agrees that the Severance Benefits for which Executive is eligible pursuant to Section 6.3(c) above in exchange for the Release is agreed to by the Parties as liquidated damages, to serve as full compensation, and not a penalty.

6.4          Termination by Virtue of Death, or Disability of Executive.

(a)    In the event of Executive’s death while employed pursuant to this Agreement, Executive’s employment shall terminate on the date of his death, and the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive’s legal representatives all Accrued Obligations.

(b)    Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability. Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive (i) is unable due to a physical or mental condition to perform the essential functions of Executive’s position even after giving Executive reasonable accommodation (where applicable), which lasts or, based on the written certification by two licensed physicians, is expected to last at least 180 days in the aggregate during any twelve (12) month period; or (ii) is determined to be totally disabled by the Social Security Administration or qualifies for disability payments under any long term disability insurance plan maintained by the Company Group for its employees generally. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive or his legal representatives all Accrued Obligations.

(c)    In the event of a termination pursuant to this Section 6.4, then subject to compliance with the obligations in Section 6.2(c) above (which obligations may be fulfilled mutatis mutandis by Executive’s legal representative), Executive or his legal beneficiaries shall be eligible to receive the Severance Pay as described in Section 6.2(b)(i), and on the same terms and conditions set forth in Section 6.2(c) and Section 6.2(d) as if Executive had been terminated by the Company without Cause; provided, however, that neither Executive nor his legal representatives shall be entitled to the benefits described in Section 6.2(b)(ii)-(iii).

6.5        Change in Control Benefits. In the event the Company (or any surviving or acquiring corporation) terminates Executive’s employment without Cause (other than due to Executive’s death or Disability), the Agreement lapses due to the Company’s non-renewal of the Initial Term or any Renewal Term, or Executive resigns for Good Reason, in each case, during the period commencing three (3) months prior to and ending eighteen (18) months following the effective date of a Change in Control (the “Change in Control Period”), then Executive shall be entitled to the Accrued Obligations, the Severance Pay (provided that, to the extent it would not result in the imposition of any additional taxes under Section 409A, the Severance Pay described in Section 6.2(b)(i)(A) shall be paid by the Company to Executive in a single lump on the first regularly scheduled payroll date after the Release Effective Date) subject to the terms and conditions set forth in Section 6.2(b) through Section 6.2(e), and, in the event that Executive’s outstanding equity as of the closing of such Change in Control is assumed or continued (in accordance with its terms) by the Acquiror in such Change in Control, then (a) the unvested portion of such equity (excluding the PSUs) shall become fully vested and exercisable (as applicable) as of the Termination Date, and (b) all unvested performance-based grants (including the Existing PSUs but excluding any PSUs that vest on the basis of achieving a specified stock price target) shall be deemed earned at the Deemed Performance Level and shall become fully vested as of the Termination Date. For the sake of clarity, this provision should not be interpreted to conflict with the provision set forth in Section 2.3(b) above.

6.6         Cooperation With Company After Termination of Service. Following termination of Executive’s service for any reason and for a period of two years thereafter, Executive agrees to cooperate, subject to Executive’s reasonable availability and as reasonably necessary (a) with the Company in (i) the defense of any legal matter involving any matter that arose during Executive’s employment or other service with the Company with which Executive had material involvement, and (ii) all matters relating to the winding up of Executive’s pending work and the orderly transfer of any such pending work to such other employees as may be designated by the Company (provided that if such assistance is required after the period that Executive is receiving Severance Pay and in excess of one (1) hour per month, the Company agrees that it shall also pay Executive a reasonable hourly fee, as agreed to by the Parties; and (b) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company relating directly to matters with which Executive had material involvement. The Company will reimburse Executive for any lost wages to the extent allowed under applicable law, reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.

6.7          Section 409A.

(a)    It is intended that all of the Severance Benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.

(b)    The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. The Company shall not be liable to Executive for any payment made under and pursuant to the terms of this Agreement which is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment as an amount includible in gross income under Section 409A.

(c)    No Severance Benefits will, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, be made under this Agreement unless Executive’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) a “Separation from Service”). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(d)    If the Company determines that the Severance Benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefits will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive’s Separation from Service, and (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (1) pay to Executive a lump sum amount equal to the sum of the Severance Benefits that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance Benefits had not been delayed pursuant to this Section 6.7, and (2) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedule set forth in Section 6.2. No interest shall be due on any amounts deferred pursuant to this Section 6.7.

6.8        280G. If any payment or benefit Executive would receive pursuant to this Agreement or otherwise in connection with a change in the ownership or effective control of the Company or change in the ownership of a substantial portion of the assets of the Company (in each case, within the meaning of Section 280G of the Code and regulations promulgated thereunder (“Section 280G”)), whether from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G, and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: in each case, in reverse chronological order beginning with the Payments that are to be paid the furthest in time after consummation of the transaction that is subject to Section 280G: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). The foregoing calculations will be performed at the expense of the Company by a law, consulting or accounting firm (a “280G Firm”) selected by the Company after reasonable, good-faith consultation with Executive. In preparing such calculations, the 280G Firm shall consider in good faith the input of Executive and his advisors regarding such calculation and the parties shall cooperate in good faith to mitigate, to the extent permitted by Section 280G, the extent to which the Payment is treated as an excess parachute payment under Section 280G. Executive shall be entitled to receive and retain a copy of the calculations prepared by the 280G Firm hereunder with respect to Executive for his personal records.

7.           Mutual Arbitration.

7.1    Scope of Arbitration. In the event of any dispute, claim, or controversy that could otherwise be raised in court (“Claims”) between Executive and the Company (including all of its current or former officers; directors; members; employees; vendors; clients; agents; parent, subsidiary, and affiliated entities; benefit plans; benefit plans’ sponsors; fiduciaries; administrators; and all successors and assigns of any of them), the Parties jointly agree to submit all such Claims to binding arbitration and waive any right to a jury trial in court. The Claims subject to arbitration include all claims arising from or related to his employment or the termination of Executive’s employment including, but not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for misappropriation of trade secrets or unfair competition; claims for wrongful termination or unjustified dismissal; claims for discrimination, harassment or retaliation (including, but not limited to, race, sex, religion, national origin, age, marital status, or medical condition or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or governmental law, statute, regulation, or ordinance. Claims not covered by this arbitration provision are: claims for workers' compensation or unemployment benefits; petitions or charges filed with the National Labor Relations Board, Equal Employment Opportunity Commission, or a similar government agency; whistleblower claims made to the Securities and Exchange Commission or any other governmental authority; and any other claims which are not subject to arbitration or pre-dispute arbitration agreements pursuant to federal or state law. Moreover, any Party may seek provisional relief from a court upon the ground that the award to which the Party may be entitled may be rendered ineffectual without provisional relief. All Claims subject to arbitration must be brought in the party’s individual capacity, and not as a plaintiff or class member in any class, collective, or representative action. Any disputes concerning the validity of this multi-plaintiff, class, collective and representative action waiver will be decided by a court of competent jurisdiction, not by the arbitrator. In the event a court determines this waiver is unenforceable with respect to any Claim, then this waiver shall not apply to that Claim, and that Claim may only proceed in court. To the fullest extent allowable by federal law, and except as expressly set forth above, the arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, formation, or enforceability of this agreement to arbitrate, including but not limited to the arbitrability of any dispute between the parties.

7.2    Arbitration Rules and Process. The arbitration (i) shall be conducted pursuant to the JAMS Employment Arbitration Rules & Procedures to the extent they do not conflict with this provision, which are incorporated by reference and may be accessed at https://www.jamsadr.com or by calling JAMS at (800) 352-5267; (ii) shall be heard before a retired State or Federal judge in the county containing the Company office in which Executive was last employed, unless the Parties agree otherwise; and (iii) must be initiated within the time period required under the applicable statute of limitations. Each Party shall have the right to conduct discovery adequate to fully and fairly present the claims and defenses consistent with the streamlined nature of arbitration. The arbitrator shall apply the substantive law relating to all claims and defenses to be arbitrated the same as if the matter had been heard in court, including the award of any remedy or relief on an individual basis. The arbitrator’s award shall be in writing, with factual findings, reasons given, and evidence cited to support the award. The arbitrator’s decision or award shall be final and binding and may be filed in any court of competent jurisdiction so that judgment may be entered upon it or it may be corrected, modified, or vacated on any ground permitted by applicable law. The Federal Arbitration Act (9 U.S.C. Sections 1, et seq.) shall govern this arbitration provision and State arbitration statutes shall apply only to the extent they are not preempted. If any part of this arbitration provision is held to be invalid, void, or unenforceable, it shall be interpreted in a manner or modified to make it enforceable. If that is not possible, it shall be severed and the remaining terms shall remain in full force and effect. The Company shall pay the cost of the arbitration, including the arbitrator’s fees. Each Party shall pay for its own attorneys’ fees, if any, except as otherwise required by law.

7.3    Advice of an Attorney. Executive acknowledges that the Company has advised Executive to consult with an attorney.

7.4   Voluntary Agreement. Executive represents that Executive has read this Agreement and understands and accepts each of its terms. Executive further represents that no representations, promises, agreements, stipulations, or statements have been made by the Company Group, beyond those contained herein. Executive further represents that Executive voluntarily signs this Agreement as Executive’s own free act, and that Executive is not acting under any coercion or duress.

8.           General Provisions.

8.1    Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by electronic mail if sent during normal business hours of the recipient, and if not, then on the next business day (provided that the recipient is required to acknowledge receipt, with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this section), (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery. All communications shall be sent to the Company at its primary office location (attention of the Company’s Chief Financial Officer) and to Executive at Executive’s address as listed on the Company’s payroll, or at such other address as the Company or Executive may designate by ten (10) days’ advance written notice to the other.

8.2    Severability. Whenever possible each provision of this Agreement will be interpreted so as to be fully effective and valid under applicable law. In the event that any provision of this Agreement is determined to be unenforceable in any respect as written, such provision of this Agreement is determined to be unenforceable in any respect as written, such provision will be deemed to have been automatically modified to the minimum extent necessary to make it enforceable and the provision will be enforced as so modified. If notwithstanding the preceding sentence, any provision contained in this Agreement is determined to be void or unenforceable in whole or in part or as so modified, it will not be deemed to affect or impair the validity of any other provision contained in this Agreement

8.3    Waiver and Amendment. No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Executive and by the Chief Financial Officer of the Company, which amendment explicitly states the intent of both parties hereto to supplement the terms herein. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or to affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver shall be effective unless set forth in writing and signed by the party against whom such waiver is asserted. If the party against whom such waiver is asserted is the Company, no waiver shall be effective unless signed by the Chief Financial Officer of the Company.

8.4    Compliance with Stock Ownership Policies. During and after the Term, as applicable, Executive shall comply with all stock ownership guidelines and policies from the Company as in effect from time to time.

8.5    Clawback; Recovery. All compensation (including any severance benefits) provided for hereunder shall be subject to recoupment under any clawback policy that the Company adopts or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, if applicable.

8.6    Headings. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

8.7    Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by the parties, written or oral, which may relate to the subject matter hereof, including but not limited to that First Executive Employment Agreement, but excluding the Proprietary Information Agreement and the Indemnification Agreement; provided that from the date this Agreement is fully executed through the Effective Date, the First Executive Employment Agreement shall remain in effect, except that, in accordance with terms previously agreed upon between the Parties as of the Effective Date, (i) Executive’s Base Salary (as defined in the First Executive Employment Agreement) shall be $1,000,000, (ii) Executive’s Target Bonus Amount (as defined in the First Executive Employment Agreement) shall be equal to 150% of Base Salary with respect to the Performance Period ending December 31, 2024, and (iii) notwithstanding anything herein to the contrary, following the Effective Date, Executive shall remain eligible to receive up to any Target Annual Bonus earned with respect to the Performance Period ending December 31, 2024 in accordance with the terms of the First Executive Employment Agreement.

8.8    Choice of Law. EXCEPT FOR THE FEDERAL ARBITRATION ACT, WHICH SHALL APPLY TO SECTION 7, the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of California.

8.9    Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the Parties will survive any such termination, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.

8.10   Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any member of the Company Group or any successor; provided that no such assignment shall expand or otherwise alter the scope of any covenants set forth in Section 4 of this Agreement. Any such successor will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company Group entity that employs Executive. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon death.

8.11   Legal Fees. The Company shall pay or reimburse Executive for any and all reasonable attorneys’ fees and related costs paid in connection with this Agreement up to a maximum of $25,000.

8.12   Withholding. All amounts payable hereunder shall be subject to applicable tax withholding.

8.13   Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same Agreement. Electronic signatures and signatures transmitted by PDF shall be equivalent to original signatures.

[Signature Page to Follow]

In Witness Whereof, the Parties have executed this Agreement on the date set forth below.

Palomar Holdings, Inc.

By:	/s/ Angela Grant
Name: Angela Grant
Title: Chief Legal Officer

Date:	December 23, 2024

Executive:

/s/ McDonald Armstrong
Name: McDonald Armstrong

Date:	December 23, 2024